Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-13160

PRICING SUPPLEMENT NO. 5, dated December 5, 2002
(To Prospectus dated February 28, 2001 and Prospectus Supplement dated February 28, 2001)
(CUSIP No. 23383FBG9)

$10,000,000,000
DaimlerChrysler North America Holding Corporation
Medium-Term Notes, Series D
Due 9 Months or More From Date of Issue
Unconditionally Guaranteed by DaimlerChrysler AG

Type of Note: Fixed Rate Note
Principal Amount:  $450,000,000
Issue Price:  99.957%
Original Issue Date/Settlement Date:  December 05, 2002 / December 10, 2002
Stated Maturity:  December 15, 2004
Interest Rate:  3.400%
Interest Payment Dates:  June 15 and December 15
Specified Currency:  U.S. Dollars
        (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency: Yes No
        (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
        (Applicable only if Specified Currency is other than U.S. Dollars)

Redemption:	The Notes cannot be redeemed prior to maturity, including for reasons of taxation. The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be           % of the principal amount of the Notes to be redeemed and shall decline at each anniversary of the initial Redemption Date by           % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Repayment:	The Notes cannot be repaid prior to maturity. The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Payment of additional amounts by Issuer in respect of taxation: Yes No

Discount Notes:	Yes No

        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period OID:

Agent’s Discount or Commission:  0.175%

Agent’s Capacity: Agent Principal

Net proceeds to Company (if sale to Agent as principal):  $

Agent:	Banc of America Securities LLC	Goldman, Sachs & Co.
	Credit Suisse First Boston Corporation	J.P. Morgan Securities Inc.
	Deutsche Bank Securities Inc.	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Smith Barney Inc.

Additional Terms:

     DaimlerChrysler AG’s amended annual reports on Form 20-F/A for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on June 28, 2002 and September 27, 2002, are incorporated herein by reference. Please see “Where You Can Find More Information” and “Documents Incorporated By Reference” in the accompanying prospectus.